EXHIBIT 99

1.	The transactions reported on this Form 5 were effected pursuant to Rule 10b5-1 trading plan adopted by Reporting Person on December 2, 2003.

2.

On December 2, 2003, the Reporting Person entered into a Prepaid Forward Agreement (the “Forward Agreement”) relating to the forward sale of 1.15 million shares of Sykes common stock in three tranches. In connection with the first tranche to be executed pursuant to the Forward Agreement, on January 7, 8, and 9, 2004, the counterparty to the Forward Agreement sold 450,000 shares of Sykes common stock into the public market in accordance with paragraphs (f) and (g) of Rule 144 under the Securities Act of 1933, as amended, at a weighted-average per share price equal to $8.8305 (the “First Floor Price”). The terms of the first tranche provide that three business days after December 9, 2004 (the “Maturity Date”), the Reporting Person will deliver to the counterparty to the Forward Agreement a number of shares of Sykes common stock (or, at the election of the Reporting Person, the cash equivalent of such shares based on the following:

A.

If the price per share of Sykes common stock, determined in accordance with the terms of the tranche, on the Maturity Date (the “Final Price”) is equal to or less than the First Floor Price, the Reporting Person will deliver 450,000 shares;

B.

If the Final Price is greater than the First Floor Price but less than $10.1551 (the “First Cap Price”), the Reporting Person will deliver a number of shares equal to First Floor Price/Final Price x 450,000;

C.

If the Final Price is equal to or greater than the First Cap Price, the Reporting Person will deliver a number of shares equal to the product of (i) 450,000 x (ii) the sum of (First Floor Price/Final Price) + (Final Price-First Cap Price/Final Price).

In consideration of the Forward Agreement, the Reporting Person received $3,683,643.08.

3.

On the Maturity Date, the Final Price was $8.1859. Therefore, the Reporting Person delivered 450,000 shares of Sykes common stock, and no other obligations with respect to the first tranche of the Forward Agreement exist.

4.

Shares owned by Mr. Sykes through Jopar Investments Limited Partnership, a North Carolina limited partnership in which Mr. Sykes is the sole limited partner and the sole shareholder of the limited partnership’s sole general partner.

5.	The Reporting Person disclaims beneficial ownership of such shares.

6.

In connection with the second tranche to be executed pursuant to the Forward Agreement, on January 22, 23, 26, and 27, 2004, the counterparty to the Forward Agreement sold 160,000 shares of Sykes common stock into the public market in accordance with paragraphs (f) and (g) of Rule 144 under the Securities Act of 1933, as amended, at a weighted-average per share price equal to $9.2856 (the “Second Floor Price”). The terms of the second tranche provide that on the Maturity Date the Reporting Person will deliver to the counterparty to the Forward Agreement a number of shares of Sykes common stock (or, at the election of the Reporting Person, the cash equivalent of such shares based on the following:

A.

If the price per share of Sykes common stock, determined in accordance with the terms of the tranche, on the Maturity Date (the “Final Price”) is equal to or less than the Second Floor Price, the Reporting Person will deliver 160,000 shares;

B.

If the Final Price is greater than the Second Floor Price but less than $10.6784 (the “Second Cap Price”), the Reporting Person will deliver a number of shares equal to Second Floor Price/Final Price x 160,000;

C.

If the Final Price is equal to or greater than the Second Cap Price, the Reporting Person will deliver a number of shares equal to the product of (i) 160,000 x (ii) the sum of (Second Floor Price/Final Price) + (Final Price-Second Cap Price/Final Price).

In consideration of the second trance of the Forward Agreement, the Reporting Person received $1,377,240.19.

7.

On the Maturity Date, the Final Price was $8.6078. Therefore, the Reporting Person delivered 160,000 shares of Sykes common stock, and no other obligations with respect to the second tranche of the Forward Agreement exist.

8.

Grant of stock options to the Reporting Person pursuant to the Company’s 2001 Equity Incentive Plan. 250,000 of these options vested and became exercisable on the grant date and the remaining 1,000,000 vested and became exercisable in increments of 250,000 options upon satisfaction of certain performance objectives as of April 23, 2002, July 29, 2002, October 28, 2002 and February 10, 2003.